UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Histogen Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

10655 Sorrento Valley Road, Suite

200 San Diego, CA 92121

NOTICE OF 2021 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY

STATEMENT

Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Histogen Inc. (the “Company”) will be held virtually, via live webcast at www.proxydocs.com/HSTO, on Wednesday, May 26, 2021, at 8:00 a.m., local time, for the following purposes:

1.	To elect three directors to serve as Class II directors for a three-year term to expire at the 2024 annual meeting of stockholders;
2.	To consider and vote upon the ratification of the selection of Mayer Hoffman McCann P.C. (“MHM) as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.

To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

4.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our Board of Directors (the “Board”) has fixed the close of business on March 29, 2021 as the Record Date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you expect to attend our Annual Meeting, we encourage you to read the proxy statement accompanying this notice and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “General Information About the Annual Meeting and Voting” beginning on page 1 of the proxy statement accompanying this notice, or provided in the Notice of Internet Availability of Proxy Materials.  If you plan to attend our Annual Meeting virtually via the live webcast and wish to vote your shares at the virtual meeting, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting virtually.

By Order of the Board of Directors,

Richard W. Pascoe
President, Chief Executive Officer and Director
San Diego, California April 15, 2021

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

This notice of our Annual Meeting of Stockholders and the accompanying proxy statement and form of proxy are being distributed and made available on or about April 15, 2021.

i

10655 Sorrento Valley Road, Suite 200

San Diego, CA 92121

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 26, 2021

The Board of Directors of Histogen Inc. (the “Company” or “Histogen”) is soliciting the proxies for use at the 2021 Annual Meeting of Stockholders (“Annual Meeting”) to be held virtually, via live webcast at www.proxydocs.com/HSTO, on Wednesday, May 26, 2021, at 8:00 a.m., Pacific time, and any postponements or adjournments thereof.  Due to the emerging public health impact of the coronavirus, or COVID-19, the Company has decided to hold our Annual Meeting virtually. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 26, 2021.

This proxy statement, the form of proxy card, the Notice of Internet Availability of Proxy Materials, and our Annual Report on Form 10-K are available electronically at www.proxydocs.com/HSTO.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this Notice of Internet Availability of Proxy Materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of the proxy materials to each stockholder. On or about April 15, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials and our Annual Report on Form 10-K for the year ended December 31, 2020 via the Internet and how to vote your proxy. If you received the Notice, you will not automatically receive a printed copy of our proxy materials in the mail. If you would like to receive a printed copy, please follow the instructions provided in the Notice.

Our 2021 proxy materials and our 2020 Annual Report are accessible at: www.proxydocs.com/HSTO.

We furnished these proxy materials to you because our Board is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders. This proxy statement summarizes information related to your vote at the Annual Meeting. All stockholders who find it convenient to do so are cordially invited to attend the Annual Meeting virtually. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete and submit your proxy via phone or the internet in accordance with the instructions provided on the Notice, or, if you requested a printed copy of the proxy materials, complete, sign and return the proxy card.

We intend to begin mailing the Notice on or about April 15, 2021 to all stockholders of record entitled to vote at the annual meeting. Only stockholders who owned our common stock on March 29, 2021 are entitled to vote at the Annual Meeting. On this Record Date, there were 35,744,457 shares of our common stock outstanding. Common stock is our only class of stock entitled to vote.

What am I voting on?

There are three proposals scheduled for a vote:

Proposal 1:	To elect three directors to serve as Class II directors for a three-year term.
Proposal 2:	To consider and vote upon the ratification of the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the year ending December 31, 2021.
Proposal 3

To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or the SEC.

How many votes do I have?

Each share of our common stock that you own as of March 29, 2021 entitles you to one vote.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares and our proxy materials have been made available to you directly by us. If your shares are held in a stock brokerage account, by a bank, broker, or other agent, you are considered the beneficial owner of shares held in street name and our proxy materials are being forwarded to you by your bank, broker, or other agent that is considered the owner of record of those shares. As the beneficial owner, you have the right to instruct your bank, broker, or other agent on how to vote your shares. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by following the instructions provided by your broker, bank, trustee, or other nominee.

How do I vote by proxy?

With respect to the election of Class II directors, you may either vote “For” or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting. With respect to the advisory vote on the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, there are several ways for you to vote your shares. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

•	Via the Internet: If you are a stockholder of record, you may vote at www.proxypush.com/HSTO, 24 hours a day, seven days a week by following the Internet voting instructions on your Notice.
•

By Telephone: If you are a stockholder of record, you may vote using a touch-tone telephone by calling 866-490-6855, 24 hours a day, seven days a week by following the telephone voting instructions on your Notice.

•

Virtually: This year’s Annual Meeting will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online and vote your shares electronically prior to and during the meeting by registering in advance and visiting www.proxydocs.com/HSTO on Wednesday, May 26, 2021, at 8:00 a.m., Pacific time. To be admitted to the Annual Meeting you will need to register in advance at www.proxydocs.com/HSTO, you must enter the control number included in your proxy materials. There is no physical location for the Annual Meeting. We recommend you log in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts. Further instructions on how to attend and participate online are available at www.proxydocs.com/HSTO and on the Notice.
•

By Mail, if You Requested a Printed Copy of Your Proxy Materials: You may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares, as permitted, will be voted as recommended by our Board. If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this proxy statement, we knew of no matters that needed to be acted on at the meeting, other than those discussed in this proxy statement.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, and requested a printed copy of the proxy materials, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. To vote during the live webcast of the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

May I revoke my proxy?

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the three following ways:

•	you may grant a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);
•

you may notify our corporate secretary, Susan A. Knudson, in writing before the Annual Meeting that you have revoked your proxy by mailing a written notice of revocation to the attention of Susan A. Knudson, Histogen Inc., 10655 Sorrento Valley Road, Suite 200, San Diego, CA 92121; or

•	you may vote during the live webcast of the Annual Meeting.

Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person at the virtual meeting

What constitutes a quorum?

The presence at the Annual Meeting, virtually or by proxy, of holders representing a majority of our outstanding common stock as of March 29, 2021, or approximately 35,744,457 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Class II Directors. The three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Mayer Hoffman McCann P.C. must receive “For” votes from a majority of the voting power of the votes cast affirmatively or negatively on the proposal.

Proposal 3: Approval of the Compensation of the Named Executive Officers. The approval of the compensation of the named executive officers must receive “For” votes from a majority of the voting power of the votes cast affirmatively or negatively on the proposal.

Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.

How will my shares be voted if I do not specify how they should be voted?

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, then your shares will be voted at the Annual Meeting in accordance with our Board of Director’s recommendation on all matters presented for a vote at the Annual Meeting. Similarly, if you requested a printed copy of the proxy materials and sign and return a proxy card but do not indicate how you want to vote your shares for a particular proposal or for all of the proposals, then for any proposal for which you do not so indicate, your shares will be voted in accordance with our Board of Director’s recommendation.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, the organization that holds your shares may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

What is the effect of withheld votes, abstentions and broker non-votes?

Shares of common stock held by persons attending the Annual Meeting virtually, but not voting, and shares represented by proxies that reflect withheld votes or abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are not an affirmative or negative vote on a proposal, so abstaining does not count as a vote cast and has no effect for purposes of determining whether our stockholders have ratified the appointment of Mayer Hoffman McCann P.C., our independent registered public accounting firm or whether our stockholders have approved the compensation of the named executive officers. In addition, because the election of directors is determined by a plurality of votes cast, withheld votes or abstentions will not be counted in determining the outcome of such proposal.

Shares represented by proxies that reflect a broker non-vote will be counted for purposes of determining whether a quorum exists. As discussed above, a broker non-vote occurs when an organization holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and the advisory vote to approve the compensation of the named executive officers, which are considered non-routine matters, broker non-votes, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Mayer Hoffman McCann P.C. is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. The Company has engaged a proxy solicitation firm, Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, and may conduct further solicitation personally, by telephone or by facsimile with the assistances of our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company expects that the out-of-pocket costs associated with solicitation of proxies will be approximately $6,500. We will also ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 that we filed with the SEC, we will send you one without charge. Please write to:

Histogen Inc.

10655 Sorrento Valley Road, Ste 200

San Diego, CA 92121

Attn: Corporate Secretary

All of our SEC filings are also available free of charge in the “Investors—Financial Information” section of our website at www.histogen.com.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What is the merger?

On January 28, 2020, the Company, then operating as Conatus Pharmaceuticals Inc., entered into an Agreement and Plan of Merger and Reorganization, as amended, with privately-held Histogen Inc. (“Private Histogen”) and Chinook Merger Sub, Inc., a wholly-owned subsidiary of Conatus (“Merger Sub”). Under the Merger Agreement, Merger Sub merged with and into Private Histogen, with Private Histogen surviving as a wholly-owned subsidiary of the Company (the “Merger”). On May 26, 2020, the Merger was completed. Pre-Merger Conatus (“Conatus”) changed its name to Histogen Inc., and Private Histogen, which remains as a wholly-owned subsidiary of the Company, changed its name to Histogen Therapeutics Inc. On May 27, 2020, the combined Company’s common stock began trading on The Nasdaq Capital Market under the ticker symbol “HSTO”.

PROPOSAL 1:

ELECTION OF CLASS II DIRECTORS

Our Board is divided into three classes, with one class of our directors standing for election each year, generally for a three-year term. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our amended and restated certificate of incorporation and amended and restated bylaws, our Board may fill existing vacancies on the Board by appointment.

The term of office of our Class II directors, Rochelle Fuhrmann, Jonathan Jackson and Susan R. Windham-Bannister, Ph.D., will expire at the 2021 Annual Meeting. The nominees for Class II directors for election at the 2021 Annual Meeting are Rochelle Fuhrmann, Jonathan Jackson and Susan R. Windham-Bannister, Ph.D. If either of Ms. Fuhrmann, Mr. Jackson or Dr. Windham-Bannister is elected at the 2021 Annual Meeting, such individual will be elected to serve for a three-year term that will expire at our 2024 annual meeting of stockholders and until such individual’s successor is elected and qualified.

If no contrary indication is made, proxies in the accompanying form are to be voted for Ms. Fuhrmann, Mr. Jackson or Dr. Windham-Bannister or in the event that Mr. Jackson, Dr. Windham-Bannister or Ms. Fuhrmann is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

All of our directors bring to the Board significant leadership experience derived from their professional experience and service as executives or board members of other corporations and/or venture capital firms. The process undertaken by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under “Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election to the Board of Directors For a Three-Year-Term Expiring at the

2024 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Histogen Inc.
Rochelle Fuhrmann	51	Director
Jonathan Jackson	59	Director
Susan R. Windham-Bannister, Ph.D.	69	Director

Rochelle Fuhrmann has served as a member of our Board and Chair of the Audit Committee since March 2021.  Ms. Fuhrmann currently serves as the Vice President Audit and Enterprise Risk Management at Becton Dickinson (“BD”). In this role, she leads an international team of audit professionals in the review of processes and controls. She also has accountability for the enterprise risk management program including the integration of risk concepts into strategic planning and working with stakeholders on risk identification and mitigation activities. In 2016, Ms. Fuhrmann helped establish the BD Foundation, and she presently serves as Treasurer and as a member of its Board of Trustees. She joined BD in July 2015 as Senior Vice President and Chief Financial Officer, BD Life Sciences. Prior to joining BD, Rochelle held various positions responsible for the management of financial functions including accounting and financial reporting, investor relations, corporate finance, risk management and treasury, primarily in the pharmaceutical industry with companies such as Amneal Pharmaceuticals and Warner Chilcott plc.  She previously served as a member of the board of directors of Concordia International Corp. and held the position of Audit Committee Chair for three years. Ms. Fuhrmann’s career started at Coopers & Lybrand LLC (now PricewaterhouseCoopers LLP) in Boston, MA. She is a certified public accountant (inactive) and holds a B.Sc. degree in accounting from the University of Rhode Island.  We believe Ms. Fuhrmann is qualified to serve on our Board based on her significant financial expertise and operational experience.

Jonathan Jackson has served as a member of our Board since the merger in May 2020 and previously served as a director of Private Histogen from December 2010 until the merger. Mr. Jackson is a member of the Compensation Committee and the Nominating and Governance Committee.  A few years after completing his degree in Business Management in London, Mr. Jackson set up his own company to develop commercial real estate in Central Europe. Over the last 20 years, he has currently under development and developed more than 6,000,000 square feet of space. Since selling a portfolio of completed assets in early 2007 in one of the largest deals in Central Europe, Mr. Jackson has diversified and invested over $15M in different business sectors, both in the USA and Europe, with great success. We believe Mr. Jackson is qualified to serve on our Board based on the depth and diversity of his experience in business management and investment banking.

Susan R. Windham-Bannister, Ph.D. has served as a member of our Board and our Nominating and Corporate Governance Committee since March 2021.  Dr. Windham-Bannister currently serves as President and CEO of Biomedical Growth Strategies., LLC a strategic advisory firm serving the healthcare industry which she founded with Dr. Harvey Lodish, co-founder of Genzyme. From 2008-2015, Dr. Windham-Bannister served as founding President and Chief Executive Officer of the Massachusetts Life Sciences Initiative, the brainchild of former Massachusetts Governor Deval Patrick where she led this $1billion healthcare dedicated investment fund. Dr. Windham-Bannister currently serves on the Board of Aridis Pharmaceuticals, a biopharmaceutical company, where she chairs the Compensation Committee.  She is currently the Chair of the National board of directors of the Association for Women in Science (AWIS) and also serves on the Board of St. Jude's Children's Hospital. She received a Doctorate in Health Policy and Management from the Florence Heller School at Brandeis University, and a Doctor of Science from Worcester Polytechnic Institute (honoris causa). Dr. Windham-Bannister was a Post-Doctoral Fellow at Harvard University's John F. Kennedy School and a Fellow in the Center for Science and Policy (CSAP) at Cambridge University, Cambridge, England. She completed her doctoral work at the Heller School under a fellowship from the Ford Foundation. We believe that Dr. Windham-Bannister possesses specific attributes that qualify her to serve as a member of the Company’s Board, including her past experiences as Chair of the National Governing Board of the Association for Women in STEM, President and CEO of the Massachusetts Life Sciences Center (MLSC), Fellow in the Center for Science and Policy (CSAP) at Cambridge University, Cambridge, England, and having been recognized by the Boston Globe as one of the "10 Most Influential Women in Biotech".  We believe Dr. Windham-Bannister is qualified to serve on our Board based on her strong experience across a range of strategic and executive roles in the life sciences sector.

Members of the Board of Directors Continuing in Office Term Expiring at the

2022 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Histogen Inc.
Steven J. Mento, Ph.D.	69	Director
David H. Crean, Ph.D.	56	Director
Brian M. Satz	48	Director

Steven J. Mento, Ph.D. has served as a member of our Board since July 2005. Dr. Mento was one of Conatus’ co-founders and served as Conatus’ President and Chief Executive Officer from July 2005 until the merger. From July 2005 until December 2012, Dr. Mento also served as chairman of Conatus’ board of directors. Dr. Mento has over 30 years of combined experience in the biotechnology and pharmaceutical industries. From 1997 to 2005, Dr. Mento was President, Chief Executive Officer and a member of the board of directors of Idun Pharmaceuticals, Inc. Dr. Mento guided Idun during its transition from a discovery focused organization to a drug development company with multiple products in or near human clinical testing. In April 2005, Idun was sold to Pfizer Inc. Previously, Dr. Mento served as President of Chiron Viagene, Inc. (subsequently Chiron Technologies, Center for Gene Therapy), and Vice President of Chiron Corporation from 1995 to 1997. Dr. Mento was Vice President of R&D at Viagene from 1992 to 1995. Prior to Viagene, Dr. Mento held various positions at American Cyanamid Company from 1982 to 1992. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid. Dr. Mento previously served on the board of directors of Sangamo Biosciences, Inc., BIO, BIO Emerging Company Section Governing Body and BIO Health Section Governing Body, and currently serves on the boards of directors of BIOCOM and various academic and charitable organizations. Dr. Mento holds a B.A. in Microbiology from Rutgers College, and an M.S. and Ph.D. both in Microbiology from Rutgers University. We believe Dr. Mento is qualified to serve on our Board because of his extensive knowledge of Conatus’ business prior to the merger, as well as his over 30 years of experience in the biotechnology and pharmaceutical industries, including executive leadership in several pharmaceutical companies.

David H. Crean, Ph.D. has served as a member and Chairman of our Board since the merger in May 2020 and previously as director at Histogen from March 2018 until the merger. Dr. Crean is a member of the Audit Committee and the Compensation Committee.  Dr. Crean is President and CEO of Coast BioVentures LLC, a Life Sciences Venture Fund with a focus on emerging growth companies in the biopharmaceutical industry.  In parallel, he is a managing partner with Cardiff Advisory LLC, a strategic and financial advisory firm focused on mergers, acquisitions, and partnering transactions with life science and healthcare companies.  Previously, Dr. Crean had been the Chief Executive Officer and a director at Talapo Therapeutics until May 2020 when the company was dissolved. He also served as Managing Director for Objective Capital Partners, LLC driving Objective’s practice in the same practice domains, and currently serves in a senior advisory capacity with his former firm. He currently serves on the board of directors for the  California Life Sciences Association (CLSA) as a member of the Executive Committee.  He is a limited partner with a leading life sciences venture fund, Mesa Verde Venture Partners, and a member of Corporate Directors Forum and BIOCOM.  Dr. Crean is also a contributing author for PharmaBoardroom.com and Forbes.com through his work with Forbes Los Angeles Business Council. Dr. Crean holds FINRA Series 79 and Series 63 licenses and is a Registered Investment Banking Representative of BA Securities LLC, Member FINRA SIPC.  He holds a Masters of Business Administration (MBA) Degree with a finance concentration from Pepperdine University Graziadio School of Management. Additionally, he holds a Doctorate of Philosophy (Ph.D.) Degree in Biophysics and a Masters of Science (MS) Degree in Oncology from the State University of New York at Buffalo. He earned a Bachelor of Science (BS) Degree in Biology/ Pre-Med from Canisius College. We believe Dr. Crean is qualified to serve on our Board based on his over 25 years of life sciences R&D and corporate development transactional experience in the pharmaceutical industry, during which he was responsible for leading mergers, acquisitions, licensing and collaborations and establishing corporate strategy.

Brian Satz has served as a member of our Board since the merger in May 2020 and previously served as a director of Private Histogen from November 2012 until the merger. Mr. Satz is the Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee.  In addition to Histogen, Mr. Satz is an attorney and founder of Satz Law Group LLC in Fairfield, New Jersey. Mr. Satz has extensive experience representing clients in all aspects of corporate and commercial transactions as well as their day-to-day business matters. In particular, he has advised numerous investors and businesses in the biotech and life sciences industries and has been involved in the financing of many early stage companies. Prior to the founding of Satz Law Group, Mr. Satz spent the vast majority of his career working at large New York City based law firms. We believe Mr. Satz is qualified to serve on our Board based on his ability to contribute to the board’s understanding of legal matters related to the company’s business, as well as Mr. Satz’s broader management experience.

Term Expiring at the

2023 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Histogen Inc.
Richard W. Pascoe	57	President, Chief Executive Officer & Director
Daniel L. Kisner, M.D.	74	Director

Richard W. Pascoe has served as our Chief Executive Officer, President and a member of the Board since the Merger in May 2020. Prior to that, Mr. Pascoe served as a director and as Chairman and Chief Executive Officer of Private Histogen from January 2019 to May 2020. He joined Private Histogen following the merger of Apricus Biosciences Inc. and Seelos Therapeutics, Inc. Mr. Pascoe was the Chief Executive Officer of Apricus Biosciences, Inc. from March 2013 until joining Private Histogen. Prior to Apricus, Mr. Pascoe was with Somaxon Pharmaceuticals, Inc. where he served as the Chief Executive Officer. Prior to joining Somaxon in 2008, Mr. Pascoe served as Chief Operating Officer at ARIAD Pharmaceuticals, Inc. Prior to ARIAD, Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc. (acquired by Pfizer Inc.), including Senior Vice President positions in King’s international and hospital commercial business units. Prior to King, Mr. Pascoe held commercial roles in the hospital pharmaceutical and medical device groups at Medco Research, Inc. (acquired by King), COR Therapeutics, Inc. (acquired by Millennium Pharmaceuticals Inc.), and B. Braun Interventional. Mr. Pascoe is a member of the board of directors of KemPharm, Inc., as well as a member of the company’s audit and compensation committees and its lead independent director. He also serves as a member of the board of directors of Seelos Therapeutics, Inc. He is also a member of the board of directors of Biocom, California’s leading advocate for the life sciences industry, and the Johnny Mac Soldiers Fund, a charity for military veterans. Mr. Pascoe served on active duty as a Commissioned Officer with the U.S. Army’s 24th Infantry Division to include one combat tour in Iraq earning several awards and decorations including the Bronze Star Medal. He is a graduate of the United States Military Academy at West Point where he received a B.S. degree in Leadership. Mr. Pascoe currently serves as the Civilian Aide to the Secretary of the Army for Southern California, where he serves as a volunteer liaison between the Secretary and the local community.  We believe Mr. Pascoe is qualified to serve on our Board based on the depth and diversity of his experience in senior management of public pharmaceutical companies.

Daniel L. Kisner, M.D. has served as a member of our Board since February 2014. Dr. Kisner is a member of the Audit Committee and the Compensation Committee.  He currently serves as an independent consultant in the life science industry. He was a partner at Aberdare Ventures from 2003 to 2011. Dr. Kisner served as Chairman of the board of directors of Caliper Life Sciences from 2002 to 2008, and as President and CEO of its predecessor company, Caliper Technologies, from 1999 to 2002. He held positions of increasing responsibility at Isis Pharmaceuticals, Inc., from 1991 to 1999, most recently as President and COO. Dr. Kisner previously served in pharmaceutical research and development executive positions at Abbott Laboratories from 1988 to 1991 and at SmithKline Beckman Laboratories from 1985 to 1988. He held a tenured faculty position in the Division of Medical Oncology at the University of Texas, San Antonio School of Medicine until 1985 after a five-year advancement through the Cancer Treatment Evaluation Program of the National Cancer Institute. Dr. Kisner is board certified in internal medicine and medical oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University. Dr. Kisner currently serves as a director at Zynerba Pharmaceuticals, Dynavax Technologies Corporation and Oncternal Therapeutics, and has extensive prior private and public company board experience, including serving as Chairman of the board of directors at Tekmira Pharmaceuticals. We believe Dr. Kisner is qualified to serve on our Board because of his extensive leadership experience in the biotechnology and biopharmaceutical industries and as a venture capital investor.

Board Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period of the completion of such company’s initial public offering. Our Board has determined that each of Rochelle Fuhrmann, Jonathan Jackson, Susan R. Windham-Bannister, Ph.D., David H. Crean, Ph.D., Brian M. Satz, and Daniel L. Kisner, M.D., representing six of our eight directors, are independent directors within the meaning of the applicable Nasdaq Stock Market LLC, or Nasdaq, listing standards. Richard W. Pascoe, our current President, Chief Executive Officer and Director, and Steven J. Mento, Ph.D., our former President, Chief Executive Officer and Director, are not considered “independent directors” within the meaning of applicable Nasdaq listing standards. In addition, our Board previously determined that our former director, Yizhuo (“Hayden”) Zhang, who resigned from our Board effective March 10, 2021, was an independent director within the meaning of the applicable Nasdaq listing standards, but our former director, Stephen Chang, Ph.D., who resigned from our Board effective March 24, 2021, was not independent within the meaning of such Nasdaq listing standards.

Board Leadership Structure

Our Board currently has six independent directors, one employee director and one former interim Chief Executive Officer. Our Board is currently led by its Chairman, David H. Crean, Ph.D. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company in conjunction with the Board and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

The Board’s Role in Risk Oversight

Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The Audit Committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the Audit Committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The Compensation Committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The Nominating and Corporate Governance Committee manages risks associated with the independence of our Board, corporate disclosure practices and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board as a whole.

Board of Directors Meetings

During fiscal year 2020, our Board met eight times, including telephonic meetings. In that year, each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he/she served as a director and (ii) the total number of meetings held by all committees of our Board on which he/she served during the periods that he/she served.

Committees of the Board of Directors

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by our Board. A copy of each charter can be found under the “Investors—Corporate Governance” section of our website at www.histogen.com. In addition, the Board also recently established a Scientific Committee of the Board.

Audit Committee

The Audit Committee of our Board currently consists of Ms. Fuhrmann (Chair and Audit Committee Financial Expert), Dr. Crean (Audit Committee Financial Expert) and Dr. Kisner. The Audit Committee met four times during fiscal year 2020, including telephonic meetings.  Prior to the May 2020 merger, Conatus’ audit committee consisted of David F. Hale, Dr. Kisner, William R. LaRue and Kathleen D. Scott with Mr. LaRue serving as the Chair of the Audit Committee. Conatus’ board of directors previously determined that Mr. LaRue was an “audit committee financial expert” as defined in the SEC rules. Following the merger, Dr. Crean served as the Chair and Audit Committee Financial Expert and Brian Satz served as a member of the Audit Committee until Ms. Fuhrmann was appointed to the Audit Committee in March 2021.

Our Board has determined that all members of the Audit Committee are independent directors, as defined in the Nasdaq qualification standards and by Section 10A of Securities and Exchange Act of 1934, as amended, or the Exchange Act. Conatus’ board of directors previously determined that all members of the audit committee pre-merger were independent directors, as defined in the Nasdaq qualification standards and by Section 10A of Securities and Exchange Act of 1934, as amended, or the Exchange Act during their terms of service on the audit committee.  In addition, our Board has determined that Ms. Fuhrmann and Dr. Crean each qualify as an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC. The Audit Committee is governed by a written charter adopted by our Board. Our Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our consolidated financial statements on behalf of our Board. The specific powers and responsibilities of our Audit Committee include, among other things:

•	appointing and retaining our independent registered public accounting firm;
•	evaluating the qualifications, independence and performance of our independent registered accounting firm;
•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;
•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;
•	reviewing with management and our independent registered public accounting firm our annual and quarterly reports be to filed with the SEC;
•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our board any changes to such investment policy;
•	reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding our results of operations;
•	preparing the report that SEC rules require be included in our annual proxy statement;
•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and
•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

Both our external auditor and internal financial personnel meet privately with the audit committee and have unrestricted access to this committee.

Compensation Committee

The Compensation Committee of our Board currently consists of Mr. Satz (Chair), David Crean, Ph.D., Jonathan Jackson and Daniel Kisner, M.D. The Compensation Committee met once during fiscal year 2020. Prior to the May 2020 merger, Conatus’ Compensation Committee consisted of Mr. Hale, Dr. Kisner and Mr. LaRue with Mr. Hale serving as the Chair of the Compensation Committee.

Our Board has determined that all members of the Compensation Committee are independent directors, as defined in applicable Nasdaq and SEC qualification standards, and Conatus’ board of directors previously determined that all members of the Compensation Committee pre-merger were independent directors, as defined in the Nasdaq qualification standards during their terms of service on the Compensation Committee. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.  The Compensation Committee is governed by a written charter approved by our Board. Our Compensation Committee reviews and approves policies relating to compensation and benefits of our officers and employees, corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. Typically, our Chief Executive Officer makes recommendations to our Compensation Committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that the Chief Executive Officer does not make recommendations as to his own compensation. In addition, under the Compensation Committee’s charter, the Compensation Committee may retain or obtain the advice of any compensation consultant, legal counsel, or other advisor as the Compensation Committee deems necessary or appropriate to carry out its responsibilities, only after taking into consideration the factors required by any applicable requirements of the Exchange Act and Nasdaq rules. For the year ended December 31, 2020, the Compensation Committee engaged Compensia Inc. (“Compensia”) for benchmarking information and executive compensation assessment. The Compensation Committee has determined, and Compensia has affirmed, that Compensia’s work does not present any conflicts of interest and that Compensia is independent. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards. The Compensation Committee also reviews and approves the issuance of stock options and other awards under our equity plan. The Compensation Committee reviews and evaluates, at least annually, its performance, including compliance by the Compensation Committee with its charter.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board currently consists of Mr. Satz (Chair), Mr. Jackson and Dr. Windham-Bannister. The Nominating and Corporate Governance Committee did not meet during fiscal year 2020. Prior to the May 2020 merger, Conatus’ nominating and corporate governance committee consisted of Mr. Hale, Dr. Klassen, and Dr. Van Wart with Dr. Van Wart serving as the Chair of the nominating and corporate governance committee.  Following the merger, Mr. Zhang served as a member of the corporate governance and nominating committee until his resignation on March 10, 2021.

Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent directors, as defined in applicable Nasdaq and SEC qualification standards, and Conatus’ board of directors previously determined that all members of the Nominating and Corporate Governance Committee pre-merger were independent directors, as defined in applicable Nasdaq and SEC qualification standards during their terms of service on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board. The Nominating and Corporate Governance Committee is responsible for assisting our Board in discharging our Board’s responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on our Board and any committees thereof. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies, reporting, and making recommendations to our Board concerning governance matters and oversight of the evaluation of our Board.

Scientific Committee

The Scientific Committee of our Board currently consists of Steven J. Mento, Ph.D. (Chair), David Crean, Ph.D. and Daniel Kisner, M.D. The primary purpose of the Scientific Committee is to:

•

examine on a periodic basis management's strategic direction and investment in the Company's efforts to develop and bring to market new or improved products, including the Company's research, development and technology initiatives;

•	examine on a periodic basis management's strategic direction and investment in the Company's efforts to strategically in-license, out-license, acquire, or divest product candidates; and
•

review, evaluate and report to the Board regarding the identified long-term strategic goals and objectives of the Company's research, development, and technology programs and the performance of the research, development, and technology programs in achieving such strategic goals and objectives.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The Audit Committee reviewed with Mayer Hoffman McCann P.C. (“MHM”), which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee has discussed with MHM its independence from management and the company, has received from MHM the written disclosures and the letter required by applicable requirements of the PCAOB regarding MHM’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee met with MHM to discuss the overall scope of its services, the results of its audit and reviews, its evaluation of the company’s internal controls and the overall quality of the Company’s financial reporting. MHM, as the Company’s independent registered public accounting firm, also periodically updates the Audit Committee about new accounting developments and their potential impact on the Company’s reporting. The Audit Committee’s meetings with MHM were held with and without management present. The Audit Committee is not employed by the Company, nor does it provide any expert assurance or professional certification regarding the Company’s financial statements.

The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management and the Company’s independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Company’s Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020. The Audit Committee and the Company’s Board also have recommended, subject to stockholder approval, the ratification of the appointment of MHM as the Company’s independent registered public accounting firm for 2021.

This report of the Audit Committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Audit Committee.

Submitted by the Audit Committee of the Board of Directors

Rochelle Fuhrmann (Chair)
David Crean, Ph.D.
Daniel L. Kisner, M.D.

Compensation Committee Interlocks and Insider Participation

Mr. Satz (Chair), David Crean, Ph.D., Jonathan Jackson and Daniel Kisner, M.D. serve as members of our Compensation Committee and Messrs. Hale and LaRue previously served on Conatus’ compensation committee pre-merger during fiscal 2020.  None of the members of our Compensation Committee during fiscal year 2020 has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the Board or compensation committee of any entity that had one or more executive officers serving as a member of our Board or Compensation Committee during fiscal year 2020.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Nominating and Corporate Governance Committee will consider among other things the following factors:

•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	strong finance experience;
•	experience relevant to the Company’s industry;
•	experience as a board member of another publicly held company;
•	relevant academic expertise or other proficiency in an area of our business operations;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience;
•	practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and
•	any other relevant qualifications, attributes or skills.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the Board, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Other than the foregoing criteria for director nominees, the Nominating and Corporate Governance Committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications for its candidates for membership on the Board. The Nominating and Corporate Governance Committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee does, however, believe it is appropriate for at least one, and, preferably, several, members of our Board to meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board be independent as required under the Nasdaq qualification standards. The Nominating and Corporate Governance Committee also believes it is appropriate for our President and Chief Executive Officer to serve as a member of our Board. Our directors’ performance and qualification criteria are reviewed annually by the Nominating and Corporate Governance Committee.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective or expertise.

If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Nominating and Corporate Governance Committee generally polls our Board and members of management for their recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the members of the Nominating and Corporate Governance Committee and by certain of our other independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best contribute to the success of our Company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to our Board.

The Nominating and Corporate Governance Committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our amended and restated bylaws, a stockholder wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate and include the candidate in our proxy statement for the 2022 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Attendance at Annual Meetings

Although our Company does not have a formal policy regarding attendance by members of our Board at our Annual Meeting, we encourage all of our directors to attend. The Company did not hold an annual meeting in 2020, all but three of our current directors that were on our Board in 2019 attended our 2019 annual meeting of stockholders.

Communications with our Board of Directors

Stockholders seeking to communicate with our Board should submit their written comments to our corporate secretary, Histogen Inc., 10655 Sorrento Valley Road, Suite 200, San Diego, CA 92121. The corporate secretary will forward such communications to each member of our Board; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Corporate Governance

Our Company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter and Nominating and Corporate Governance Committee Charter are available, free of charge, on our website at www.histogen.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents as well as our Company’s other corporate governance documents, free of charge, to any stockholder upon written request to Histogen Inc., 10655 Sorrento Valley Road, Suite 200, San Diego, CA 92121.

Director Compensation

We compensate non-employee members of the Board for their service. Directors who are also employees do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as our employees. The non-employee members of our Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending Board or committee meetings.

Under our non-employee director compensation policy, we provide cash compensation in the form of an annual retainer of $40,000 for each non-employee director. In addition, the Chair of the Board receives an additional annual retainer of $30,000. We also pay an additional annual retainer of $15,000 to the Chair of our Audit Committee, $7,500 to other non-employee directors who serve on our Audit Committee, $10,000 to the Chair of our Compensation Committee, $6,000 to other non-employee directors who serve on our Compensation Committee, $7,000 to the chair of our Nominating and Corporate Governance Committee and $3,500 to other non-employee directors who serve on our Nominating and Corporate Governance Committee.

Also under our non-employee director compensation policy, any non-employee director who is first elected to the Board is granted an option to purchase 30,000 shares of our common stock on the date of his or her initial election to the Board. Such options have an exercise price per share equal to the fair market value of our common stock on the date of grant. In addition, non-employee directors who (1) have been serving on the Board for at least six months as of the date of any annual meeting and (2) will continue to serve immediately following such meeting, receive a grant of options to purchase 20,000 shares of our common stock, and a non-employee director serving as Chair of the Board will receive a grant of options to purchase an additional 25,000 shares of our common stock.

The initial options granted to non-employee directors described above vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of grant, subject to the director’s continuing service on our Board on those dates. The annual options granted to non-employee directors described above vest and/or become exercisable on the first anniversary of the date of grant, subject to the director’s continuing service on our Board on those dates. All options will also vest in full upon the occurrence of a change in control.

Additionally, in October 2020, our Board approved one-time grants of options to purchase 20,000 shares of our common stock to each of our non-employee directors. The grants are intended to compensate our non-employee directors for their service on our board for 2020 and into 2021 and to further align the interests of our non-employee directors with the interests of our stockholders to maximize stockholder value. The October 2020 option grants vest in full on the first anniversary of the date of grant, subject to the director’s continuing service on our Board on such date.

The following table provides information related to the compensation of each of our non-employee directors during the year ended December 31, 2020.

Name (1)	Cash Compensation (2)	Option Grants (3)	Total
David H. Crean, Ph.D.	$69,192	$21,256	$84,449
Daniel L. Kisner, M.D.	$53,591	$21,256	$74,848
Stephen Chang, Ph.D. (4)	$23,846	$21,256	$45,103
Jonathan Jackson	$29,510	$21,256	$50,766
Hayden Yizhuo Zhang (5)	$25,933	$21,256	$47,189
Steven J. Mento, Ph.D.	$23,846	$21,256	$45,103
Brian Satz	$38,452	$21,256	$59,708
Preston S. Klassen, M.D., M.H.S	$17,642	$—	$17,642
William R. LaRue	$24,739	$—	$24,739
Kathleen D. Scott	$19,263	$—	$19,263
David F. Hale	$42,989	$—	$42,989
Harold Van Wart, Ph.D.	$19,061	$—	$19,061

(1)

In connection with the completion of the May 2020 merger, Dr. Crean, Dr. Chang, Mr. Jackson, Mr. Zhang and Mr. Satz were appointed to our Board on May 26, 2020 and Dr. Klassen, Mr. LaRue, Ms. Scott, Mr. Hale and Dr. Van Wart resigned from our Board on that same date. Dr. Windham-Bannister and Ms. Fuhrmann were not appointed to our Board until March 10, 2021 and March 25, 2021, respectively.

(2)	Includes the value of the annual retainers payable to our non-employee directors.
(3)

Represents the grant date fair value of the stock options granted in 2020, computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of such awards are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.  As of December 31, 2020, each of our non-employee directors held stock options to purchase the following number of shares of our common stock: Dr. Crean, options to purchase 77,367 shares; Dr. Kisner, options to purchase 32,500 shares; Dr. Chang, options to purchase 70,197 shares; Mr. Jackson, options to purchase 20,000 shares; Mr. Zhang, options to purchase 20,000 shares; Dr. Mento, options to purchase 59,456 shares; Mr. Satz, options to purchase 55,855 shares; and Dr. Windham-Bannister, Ms. Fuhrmann, Dr. Klassen, Mr. LaRue, Ms. Scott, Mr. Hale and Mr. Van Wart, no options to purchase shares.

(4)	Dr. Chang resigned from our Board on March 24, 2021.
(5)	Mr. Zhang resigned from our Board on March 10, 2021.

Vote Required; Recommendation of the Board of Directors

If a quorum is present and voting at the Annual Meeting, the three nominees receiving the highest number of votes will be elected to our Board of Directors as Class II directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF Rochelle Fuhrmann, Jonathan Jackson and Susan R. Windham-Bannister, Ph.D.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Mayer Hoffman McCann P.C., or MHM, as the Company’s independent registered public accounting firm for the year ending December 31, 2021 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. MHM has served as the Company’s auditor since May 2020, following the Merger, and has audited the Company’s financial  statements for the year ended December 31, 2020.  MHM previously served as Private Histogen’s auditors pre-Merger. Representatives of MHM are expected to be present virtually at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.  Substantially all of MHM’s personnel, who work under the control of MHM shareholders, are employees of wholly-owned subsidiaries of CBIZ, Inc., which provides personnel and various services to MHM in an alternative practice structure. The Company does not expect a representative of Ernst & Young LLP (“EY”), the Company’s former independent registered public accounting firm, to be present at the Annual Meeting.

Stockholder ratification of the selection of MHM as the Company’s independent registered public accounting firm is not required by Delaware law, the Company’s amended and restated certificate of incorporation, or the Company’s amended and restated bylaws. However, the Audit Committee is submitting the selection of MHM to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

On May 29, 2020, the Company, at the discretion of the Audit Committee of the Board, dismissed EY as the Company’s independent registered public accounting firm. The Company then engaged MHM to serve as the Company’s independent registered public accounting firm. The audit committee participated in and approved the decision to engage MHM. The Company filed a Current Report on Form 8-K on June 1, 2020 reporting this change. EY was not engaged to audit the Company’s financial statements for the fiscal year ended December 31, 2020.

The reports of EY on the Company’s financial statements for each of the two fiscal years ended December 31, 2019 and December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.  In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2019 and December 31, 2018, and in the subsequent interim period through May 29, 2020, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and EY on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in their reports, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company requested Ernst & Young LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made above. That letter is attached as Exhibit 16.1 to our current report on Form 8-K filed on June 1, 2020.

During the Company’s fiscal years ended December 31, 2018 and 2019, and the subsequent interim period through May 29, 2020, neither the Company nor anyone acting on its behalf has consulted with MHM regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that MHM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Independent Registered Public Accountants’ Fees

The following table is a summary of fees billed to the Company by MHM and EY for professional services rendered for the fiscal years ended December 31, 2020 and 2019, respectively.

	MHM 2020	EY 2019
Audit Fees(1)	$285,845	$348,076
Audit Related Fees	$—	$—
Tax Fees	—	—
All Other Fees	—	—
Total	$285,845	$348,076

(1)

Audit fees consist of estimated fees for professional services rendered for the audit of our annual financial statements included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements and due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions.

Pre-Approval Policies and Procedures

Our Audit Committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2020 and 2019. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the voting power of the votes cast affirmatively or negatively on the proposal will be required to ratify the selection of MHM. Abstentions will not be counted toward the tabulation of votes cast on this proposal and will have no effect on the proposal. The approval of Proposal 2 is a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, no broker non-votes will likely result from this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF Mayer Hoffman McCann P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

PROPOSAL 3:

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors. At our 2019 annual meeting of stockholders, our Board recommended, and our stockholders approved, holding an advisory vote on the compensation of our named executive officers every year: we believe an annual vote allows for a meaningful evaluation period of performance against our compensation practices.

Although the vote is non-binding, our Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. As described more fully in the Executive Compensation and Other Information section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Executive Compensation and Other Information section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Histogen Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Histogen Inc.’s Proxy Statement for the 2021 Annual Meeting.”

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the voting power of the votes cast affirmatively or negatively on the proposal will be required to approve the advisory vote regarding the compensation of the named executive officers. Abstentions will not be counted toward the tabulation of votes cast on this proposal and will have no effect on the proposal. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 29, 2021, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 29, 2021 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 35,744,457 shares of our common stock outstanding as of March 29, 2021. Shares of our common stock that a person has the right to acquire within 60 days of March 29, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Histogen Inc., 10655 Sorrento Valley Road, Suite 200, San Diego, CA 92121.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
5% Stockholders
Lordship Ventures (2)	2,356,597	6.6%
Directors and Executive Officers (3)
Jonathan Jackson (4)	2,356,597	6.6%
Gail K Naughton, Ph.D. (5)	806,589	2.2%
Richard W. Pascoe (6)	228,332	*
Steven J. Mento (7)	117,866	*
Martin Latterich (8)	54,977	*
David H. Crean, Ph.D. (9)	57,368	*
Brian Satz (10)	37,289	*
Daniel L. Kisner, M.D. (11)	13,446	*
Susan R. Windham-Bannister, Ph.D.	—	*
Rochelle Fuhrmann	—	*
All current directors and executive officers as a group (10 persons) (12)	3,672,463	10.2%

*	Less than one percent.
(1)	Percentage ownership is calculated based on 35,744,457 shares of our common stock outstanding on March 29, 2021.
(2)	Represents shares of our common stock beneficially owned by Lordship Ventures. Consists of shares of common stock.
(3)	Unless otherwise indicated, the address for each of our executive officers and directors is c/o 10655 Sorrento Valley Road, Ste 200, San Diego, California, 92121.
(4)	Mr. Jackson is Chairman of Lordship Ventures and has beneficial ownership over our securities owned by Lordship. Consists of shares of common stock.
(5)

Consists of 426,526 shares of common stock, which are owned by the Gail K. Naughton Revocable Trust, dated January 19, 2018, and 380,063 shares issuable upon exercise of stock options exercisable within 60 days of March 29, 2021. Dr. Naughton is the Trustee of the Gail K. Naughton Revocable Trust, dated January 19, 2018.

(6)	Consists of 10,000 shares of common stock and 218,332 shares issuable upon exercise of stock options exercisable within 60 days of March 29, 2021.
(7)	Consists of 39,456 shares issuable upon exercise of stock options exercisable within 60 days of March 29, 2021.
(8)	Consists of 11,951 shares of common stock and 43,026 shares issuable upon exercise of stock options exercisable within 60 days of March 29, 2021.
(9)	Consists of 57,368 shares issuable upon exercise of stock options exercisable within 60 days of March 29, 2021.
(10)	Consists of 1,434 shares of common stock and 35,855 shares issuable upon exercise of stock options exercisable within 60 days of March 29, 2021.
(11)	Includes 12,500 shares issuable upon exercise of stock options exercisable within 60 days of March 29, 2021.
(12)	Includes 786,600 shares issuable upon exercise of stock options exercisable within 60 days of March 29, 2021.

For a description of the number of shares subject to outstanding awards and shares remaining available for issuance under our equity compensation plans, in each case as of December 31, 2020, please see “Equity Compensation Plan Information” below.

EXECUTIVE OFFICERS

Our Executive Officers

The following table sets forth information regarding our executive officers as of March 29, 2021:

Name	Age	Position(s)
Richard W. Pascoe	57	President, Chief Executive Officer and Director
Susan A. Knudson	57	Executive Vice President, Chief Financial Officer and Corporate Secretary
Martin Latterich, Ph.D.	54	Senior Vice President, Technical Operations
Moya Daniels	53	Executive Vice President, Head of Regulatory, Quality and Clinical Operations

The biography of Richard W. Pascoe can be found under “Proposal 1—Election of Directors.”

Susan A. Knudson has served as our Executive Vice President and Chief Financial Officer since May 2020. Previously, Ms. Knudson served as Senior Vice President, Chief Financial Officer at Pfenex Inc., a biopharmaceutical company, from February 2018 until November 2019. From 2009 to 2017, Ms. Knudson held various roles at Neothetics, Inc., a specialty pharmaceutical company, including Chief Financial Officer from 2014 to 2017 and Vice President of Finance and Administration from 2009 to 2014. Prior to joining Neothetics, Ms. Knudson served as Senior Director of Finance and Administration at Avera Pharmaceuticals, a pharmaceutical company, from May 2002 to January 2009. Prior to May 2002, Ms. Knudson served as Director of Finance and Administration at MD Edge, Inc., a medical communications company, from October 2000 to April 2002. Prior to joining MD Edge, Ms. Knudson served as Assistant Director of Accounting at Isis Pharmaceuticals, a pharmaceutical company, from April 2000 to October 2000. Ms. Knudson has also held senior positions at CombiChem, General Atomics and Deloitte & Touche. Ms. Knudson holds a B.A. in Accounting from the University of San Diego.

Martin Latterich, Ph.D. has served as our Senior Vice President of Technical Operations since August 202.  Dr. Latterich served as our Vice President of Technical Operations since the Merger in May 2020. Previously, Dr. Latterich served as the Vice President of Technical Operations at Private Histogen from October 2016 until the Merger in May 2020. Prior to joining Histogen, from June 2012 through December 2016, Dr. Latterich served as an executive of the biotechnology firm ProterixBio (formerly BioScale), Inc., where he currently now serves as the Chief Scientific Officer. He is author of 39 publications and one book, and has served as Editor-in-Chief of Proteome Science since 2002. Dr. Latterich is a 1998 Pew Scholar and has held a Tier I Canada Research Chair at McGill University.

Moya Daniels has served as our Executive Vice President and Head of Regulatory Affairs, Quality & Clinical Operations since October 2020. Ms. Daniels brings over 30 years of experience in the field of the life sciences industry to Histogen. Prior to joining Histogen, Ms. Daniels was Senior Vice President of GMP Quality at SanBio, where she successfully led the CMC regulatory development and GMP Quality function in support of the planned Japan commercialization of their lead product candidate. From 2017 to 2019, Ms. Daniels was the Senior Vice President of Regulatory Affairs and Global Quality Assurance at Orchard Therapeutics, where she led the company’s CMC regulatory and GXP quality strategy and was part of the team that led the in-licensing of GSK’s rare disease gene therapy portfolio. Prior to joining Orchard, Ms. Daniels served as Vice President of Regulatory Affairs and Quality Assurance at Fate Therapeutics, Inc, where she led the development of the global regulatory strategy and quality assurance function and was interim head of Clinical Operations. Ms. Daniels led development of the global regulatory strategy, quality and global clinical operations which led to the approval of Prochymal®, the first approved allogeneic cell therapy indicated for the treatment of pediatric steroid refractory acute Graft Versus Host Disease in Canada and New Zealand. Ms. Daniels held a senior leadership position at Macrocure as Vice President of Global Regulatory Affairs. Moya currently serves as a Scientific Advisory Board member for Indapta Therapeutics. Ms. Daniels holds a B.S. in Biology from Saint Augustine College, completed two years of academic studies in Medicine at Ross University and has an M.S. in Healthcare Administration from the University of Maryland University College.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth the compensation paid by us during the years ended December 31, 2020 and 2019 to each person who served as our principal executive officer at any time during fiscal year 2020 and our two most highly compensated executive officers other than our principal executive officer of the Company who were serving as executive officers as of December 31, 2020 (collectively our “Named Executive Officers”).

Summary Compensation Table

The following table shows information regarding the compensation of the Named Executive Officers during the fiscal years ended December 31, 2020 and 2019.

Name and Position(s)	Year	Salary	Stock Awards (5)	Option Awards (6)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Richard W. Pascoe	2020	$450,000	$—	$—	$90,000	$—	$540,000
President, Chief Executive Officer & Director (1)	2019	$422,884	$—	$1,657,632	$—	$—	$2,080,516
Steven J. Mento, Ph.D.	2020	$294,822	$—	$—	$—	$986,774	$1,281,596
Former President, Chief Executive Officer & Director (2)	2019	$553,188	$201,500	$573,403	$—	$16,988	$1,345,079
Susan A. Knudson	2020	$211,521	$—	$379,804	$33,133	$—	$624,458
Executive Vice President, Chief Financial Officer & Corporate Secretary (3)	2019	$—	$—	$—	$—	$—	$—
Gail K. Naughton, Ph.D.	2020	$285,000	$—	$—	$45,600	$—	$330,600
Founder & Chief Scientific Officer (4)	2019	$285,000	$—	$—	$—	$—	$285,000

(1)	Mr. Pascoe joined Private Histogen effective January 24, 2019. Mr. Pascoe was appointed our President, Chief Executive Officer and a member of our Board of Directors in connection with the Merger.
(2)

Dr. Mento was one of Conatus’ co-founders and served as Conatus’ President and Chief Executive Officer from July 2005 until the Merger.  He has served as a member of our Board since July 2005. Dr. Mento’s employment was terminated on May 26, 2021. Dr. Mento’s salary in 2020 includes $71,242 in accrued and unused vacation and personal time pay provided upon termination. Dr. Mento’s All Other Compensation in 2020 includes $870,429 in severance payments, $23,846 in cash pursuant to our non-employee director compensation policy and $21,256 for option grants, which represents the grant date fair value of stock options to purchase 20,000 shares granted in 2020, computed in accordance with FASB ASC Topic 718.

(3)	Ms. Knudson joined the Company on May 27, 2020.
(4)

Dr. Naughton is the founder and served as the Chief Executive Officer and Board Chairwoman of Private Histogen from its inception until her resignation from both positions in April 2017. At her resignation date, she transitioned to the title of Founder and Chief Scientific Officer and later in 2017, added another title of Chief Business Development Officer to her roles. Dr. Naughton was appointed our Found and Chief Scientific Officer in connection with the Merger.

(5)

Represents the aggregate grant date fair value of the stock awards granted during the relevant fiscal year computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in Note 2 to Histogen’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. In August 2019, Conatus allowed seven of its then-current employees, including Dr. Mento, to exchange existing options to purchase Conatus common stock for a lesser number of new RSUs. All of the existing stock options that the employees surrendered had exercise prices significantly greater than the trading price of Conatus’ common stock at that time. Such employees received one new RSU for every two stock options surrendered.

(6)

Represents the aggregate grant date fair value of the option awards granted during the relevant fiscal year computed in accordance with FASB Topic ASC 718. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the Company’s financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officer with respect to such awards. For 2019, the full grant date fair value of such performance-based stock options, assuming full achievement of the performance conditions to which such stock options are subject, is $663,053 for Mr. Pascoe. Pursuant to Mr. Pascoe’s award agreement (as it was amended on January 28, 2020), 10% of the options granted to him in connection with his commencement of employment with Private Histogen, representing the option to acquire approximately 48,517 shares of the Company’s common stock, which became fully vested upon the closing of the Merger. An additional 10% of such options will vest upon the date that the market capitalization of the combined company exceeds each of $200,000,000, $275,000,000, and $300,000,000. Collectively, these options represent 40% of Mr. Pascoe’s new hire options. The remaining 60% of Mr. Pascoe’s new hire options will continue to vest at the rate of 1/48th of those options per month, according to the time schedule set forth in his original award agreement. In addition to the foregoing, if Mr. Pascoe’s employment is terminated by the Company without cause or he resigns for good reason, an additional portion of such new hire options will vest equal to the number of such options which would have vested in the 12 months following the date of such termination.

(7)	Represents the bonus paid to the Named Executive Officers in cash for performance during fiscal 2020 pursuant to our annual incentive program, which was paid during fiscal 2021.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

We have entered into employment agreements with certain of our Named Executive Officers. These agreements set forth the individual’s base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Executive Compensation section. All employment agreements provided for “at-will” employment, meaning that either party could terminate the employment relationship at any time, although those agreements provided that those Named Executive Officers would be eligible for severance benefits in certain circumstances following a termination of employment without cause or resignation for good reason. Our Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives.

Executive Compensation Elements

The following describes the material terms of the elements of our executive compensation program during 2020.

Base Salaries

The annual base salaries or base compensation, as applicable, for our Named Executive Officers for 2020 changed from the base salaries in effect for 2019 as set forth in the Summary Compensation Table above, specifically, Mr. Pascoe and Ms. Knudson. The 2020 annual base salaries or base compensation, as applicable, for Mr. Pascoe, Mr. Mento, and Dr. Naughton are set forth in the Summary Compensation Table above and with respect to Ms. Knudson, such portion of her 2020 annual base salary or base compensation given that she joined the company May 27, 2020.

Annual Cash Incentive

We may also provide executive officers with annual performance-based cash bonuses, in the Board’s sole discretion, which are specifically designed to reward executives for overall performance of the Company in a given year. The target annual cash bonus amounts relative to base salary vary depending on each executive’s accountability, scope of responsibilities and potential impact on the Company’s performance. The following executive officers were entitled to the following target performance-based cash bonuses: Mr. Pascoe, 50% of base salary; and Ms. Knudson, 40% of base salary.

The Compensation Committee considers our overall performance for the preceding fiscal year in deciding whether to award a bonus and, if one is to be awarded, the amount of the bonus. The Compensation Committee retains the ability to apply discretion in making adjustments to the final bonus payouts. No annual cash bonuses were paid with respect 2019.  The 2020 annual bonuses, which were paid in 2021, as applicable, for Mr. Pascoe, Ms. Knudson and Dr. Naughton were $90,000, $33,133 and $45,600, respectively, which represents 40% achievement of the 2020 corporate goals and objectives.The Compensation Committee considers equity incentives to be important in aligning the interests of our executive officers with those of its stockholders. As part of our pay-for-performance philosophy, its compensation program tends to emphasize the long-term equity award component of total compensation packages paid to our executive officers.

Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, it takes into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to the Company and the size of prior grants.

The Company uses stock options to compensate its Named Executive Officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options in particular provide meaningful incentives to employees to achieve increases in the value of the Company’s stock over time.

Annual grants of equity awards are typically approved by the Board and/or the Compensation Committee during the first quarter of each year, if applicable. While we intend that the majority of equity awards to its employees be made pursuant to initial grants or its annual grant program, the Compensation Committee retains discretion to grant equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

The exercise price of each stock option grant is the fair market value of the Company’s common stock on the grant date. Time-based stock option awards granted to our Named Executive Officers generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. From time to time, the Compensation Committee may, however, determine that a different vesting schedule is appropriate. We do not have any stock ownership requirements for its Named Executive Officers.

The initial stock option grant to Mr. Pascoe in connection with his hiring in January 2019 at Private Histogen is set forth in the Summary Compensation Table above. Mr. Pascoe’s stock options granted in 2019 were subject to accelerated vesting in certain circumstances. For additional discussion, please see “Employment Agreements” above and “Change in Control Benefits” below.

Employee Benefits Program

Executive officers, including the Named Executive Officers, are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability insurance, in each case on the same basis as other employees, subject to applicable law. We provide Mr. Pascoe, Ms. Knudson and Dr. Naughton with term life insurance and disability insurance at our expense and Conatus previously provided such insurance to Dr. Mento at its expense. We also provide vacation and other paid holidays to all employees, including executive officers. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

We currently maintain a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax or after-tax basis through contributions to the plan. The Company’s Named Executive Officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. Currently, the Company has the ability to match contributions made by participants in the 401(k) plan up to a maximum of $2,500, but these matching contributions are in the sole discretion of the Board and no matching contributions were provided in 2020 or 2019. We believe that providing a vehicle for retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes the Company’s employees, including our Named Executive Officers, in accordance with our compensation policies.

Change in Control Benefits

We entered into employment agreements with certain of the Named Executive Officers. These agreements set forth the individual’s base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Executive Compensation section. The two existing employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although the agreements with Mr. Pascoe and Ms. Knudson provide that those Named Executive Officers may be eligible for severance benefits in certain circumstances following a termination of employment without cause, including, but not limited to, continuing compensation equal to twelve (12) months of their respective base salaries, their respective cash bonus for the prior year, if accrued and unpaid, a pro rata portion of their respective target bonuses for the then-current calendar year, acceleration of certain of their options and with respect to Ms. Knudson, reimbursement for up to twelve (12) months of COBRA premiums.

Certain of the Company’s Named Executive Officers may become entitled to certain benefits or enhanced benefits in connection with a change in control of Histogen’s company. The employment agreement and award agreement of Mr. Pascoe and the employment agreement with Ms. Knudson also entitle them to accelerated vesting of certain equity awards upon a change in control of the Company in certain circumstances

Our Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives.

Outstanding Equity Awards at December 31, 2020

The following table sets forth specified information concerning outstanding equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2020.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Non- Exercisable (#)	Option Exercise Price	Option Expiration Date
Richard W. Pascoe,	1/24/19	188,009	297,168	$5.30	1/24/29
President, Chief Executive Officer & Director (1)
Steven J. Mento,	2/17/11	14,707 (2)	—	$9.90	2/16/21
Former President, Chief Executive Officer & Director	2/4/16	16,749	—	$18.50	2/3/26
Susan A. Knudson,	5/27/20	—	124,119	$4.61	5/27/30
Executive Vice President, Chief Financial Officer & Corporate Secretary (3)
Gail K. Naughton, Ph.D.,	5/12/12	380,063	—	$0.53	5/12/22
Founder & Chief Scientific Officer (4)

(1)

Pursuant to Mr. Pascoe’s award agreement (as it was amended on January 28, 2020), 10% of the Histogen options granted to him in connection with his commencement of employment with Histogen, representing the option to acquire approximately 48,517 shares of the Company’s common stock, became fully vested upon the closing of the Merger. An additional 10% of such options will vest upon the date that the market capitalization of the combined company exceeds each of $200,000,000, $275,000,000, and $300,000,000. Collectively, these options represent 40% of Mr. Pascoe’s new hire options. The remaining 60% of Mr. Pascoe’s new hire options will continue to vest at the rate of 1/48th of those options (or approximately 6,064 shares of Histogen common stock) per month, according to the time schedule set forth in his original award agreement. In addition to the foregoing, if Mr. Pascoe’s employment is terminated by Histogen without cause or he resigns for good reason, an additional portion of such new hire options will vest equal to the number of such options which would have vested in the 12 months following the date of such termination.
(2)	The options were exercisable in full as of the grant date and vested at the rate of 1/24th of the total number of shares subject to the option on the last day of each month thereafter.
(3)	One-fourth of the options will vest one year after the grant date and 1/48 of the total number of shares subject to the option vest in 36 equal monthly installments until the vesting ratio equals 1/1.
(4)

These options are fully vested. One-fourth of the options vested one year after Dr. Naughton’s employment began, or August 2, 2012, and 1/48 of the total number of shares remaining subject to the option vest in 36 equal monthly installments until the vesting ratio equals 1/1.

Hedging and Pledging Prohibitions

As part of our Insider Trading Policy, our employees (including our executive officers and the non-employee members of our board of directors) are prohibited from trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding shares of our common stock.

In addition, our employees (including our executive officers and the non-employee members of our board of directors) are prohibited from holding our common stock in a margin account or pledging our securities as collateral for a loan.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of December 31, 2020 about shares of our Common Stock that may be issued upon the exercise of options under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(2)
Equity compensation plans approved by security holders (3)(4)	336,859	$0.60	513,141
Equity compensation plans not approved by security holders (5)	1,255,328	2.46	—
Total	1,592,187	3.06	513,141

(1)	Consists of the weighted average exercise price of outstanding options as of December 31, 2020.
(2)	Consists of shares of Common Stock that remain available for future issuance under the Company’s 2020 Incentive Award Plan (the “2020 Plan”) and Conatus’ 2013 Plan as of December 31, 2020.
(3)	Consists of options outstanding as of December 31, 2020 under the 2020 Plan and the 2013 Plan.
(4)

The number of shares of Common Stock available for issuance under the 2020 Plan will increase automatically on January 1st of each year, beginning January 1, 2021 and ending with the last January 1 during the initial ten year term of the 2020 Plan, equal to the lesser of (i) five percent of the number of shares of the Company’s Common Stock outstanding on the final day of the immediately preceding calendar year, and (ii) such lesser number of shares of the Company’s common stock as determined by the Company’s board of directors.

(5)	Consists of the Private Histogen 2007 Stock Plan and the Private Histogen 2017 Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions since January 1, 2019 to which we have been a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Lordship

Jonathan Jackson, a member of our Board, is the principal owner of with Lordship Ventures Histogen Holdings, LLC (“Lordship”). Lordship, with its predecessor entities along with Jonathan Jackson, have invested and been affiliated with Private Histogen since 2010. At December 31, 2017 and 2016, Lordship controlled approximately 25% and 26% of the voting shares, respectively, and controlled two seats on the five-person board of directors of Private Histogen. As of March 29, 2021, Lordship Ventures owned 6.6% of our common stock.

On November 19, 2012, Private Histogen entered into a Strategic Relationship Success Fee Agreement with Lordship. That agreement was amended and restated on August 10, 2016, which preserved Lordship’s rights to certain payments, and again on January 28, 2020, which clarified some terms and limited Private Histogen’s payment obligations to certain products, raw materials and technologies. Under the success fee agreement as in effect, subject to certain exceptions, Private Histogen must pay Lordship, without duplication:

•

1% of net sales revenues on the sale of products and raw materials developed or derived from Subject Technology (the “Subject Products”), where “Subject Technology” means the Private Histogen technology/patent rights existing and owned by Private Histogen as of August 10, 2016, and derivatives thereof;

•

With respect to third parties licensees who have a license from Private Histogen to sell Subject Products which requires the payment of royalties to Private Histogen therefor, the greater of 1% of all net income received by that licensee from sales of those Subject Products, and 10% of the royalties earned by Private Histogen under that license; and

•

10% of any fees, royalties or other proceeds Private Histogen receives in any manner from Subject Product or Subject Technology, including any proceeds in respect of securities of a Third Party acquired in respect of any Subject Product or Subject Technology.

The success fee agreement also stipulates that if Private Histogen engages in a merger or sale of all or substantially all (defined as 90% or more) of its assets or equity to a third party, then Private Histogen has the option to terminate the payments by paying Lordship the fair market value of future payments under the agreement, subject to a minimum payment equal to the product of (x) the most recent annual payments Lordship has received multiplied by (y) the earnings multiplier used by the buyer in the merger or sale. Private Histogen did not terminate payments in connection with the Merger. Since January 1, 2018, we and Private Histogen have paid Lordship approximately $120 thousand under this agreement.

On January 12, 2012, Private Histogen and Lordship entered into an Indemnification Agreement, pursuant to which Private Histogen was obligated to issue to Lordship additional capital stock calculated based on payments or issuances of capital stock the Company made to Proteus Advisors, LLC (“Proteus”).  Private Histogen had contracted with Proteus for various advisory services dating back to 2009 and settled the compensation for such services through a Letter Agreement dated January 12, 2016. The Letter Agreement stipulated that Private Histogen would pay Proteus through immediate issuance of freestanding warrants to purchase 450,000 shares of Series B convertible preferred stock and a one-time cash payment of $300 thousand when the level of additional accumulated capital investment received by the Company after May 1, 2015 reached $10.0 million. On January 7, 2019, Private Histogen reached the $10 million accumulated investment threshold stipulated in the Letter Agreement and settled its obligation to Proteus.

Private Histogen paid $250 thousand immediately and deferred $50 thousand in the form of a simple interest-bearing note which was paid September 2019 to Proteus. The result of the settlement with Proteus triggered Private Histogen’s obligation to issue additional shares to Lordship under the Indemnification Agreement. In December 2013, Private Histogen issued 152,594 shares of common stock and in December 2018, Private Histogen issued 114,445 shares of Series B convertible preferred stock to settle its obligation to Lordship. Private Histogen considers all matters related to the Indemnification Agreement to be resolved.

In addition, Lordship participated in the Series D investment transaction.

Indemnification Agreements

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related Party Transactions

Pursuant to our Audit Committee charter, our Audit Committee is responsible for reviewing and approving all transactions with related parties which are required to be reported under applicable SEC regulations, other than compensation-related matters. We have adopted a written procedure for review of, or standards for approval of, these transactions by our Audit Committee.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2022 must be received by us no later than December 16, 2021, which is 120 days prior to the first anniversary of the date the proxy materials were furnished to stockholders, in order to be included in our proxy statement and form of proxy relating to that meeting, unless the date of the 2022 annual meeting of stockholders is changed by more than 30 days from the anniversary of our 2021 annual meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must meet the requirements in our amended and restated bylaws and be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2022 annual meeting of stockholders, such a proposal must be received by us no earlier than January 25, 2022 and no later than February 25, 2022. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and no later than the 90th calendar day prior to such annual meeting or, if later, ten calendar days following the date on which public announcement of the date of the meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2022 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Our Annual Report on Form 10-K does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Histogen Inc., 10655 Sorrento Valley Road, Suite 200, San Diego, CA 92121, Attention: Corporate Secretary.

STOCKHOLDERS SHARING THE SAME ADDRESS

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of the Notice to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of the Notice. If you would like to opt out of this practice for future mailings and receive separate Notices for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate Notice, or if applicable, proxy materials, without charge by sending a written request to Histogen Inc., 10655 Sorrento Valley Road, Suite 200, San Diego, CA 92121, Attention: Corporate Secretary or by calling (858) 526-3100. We will promptly send additional copies of Notice, or if applicable, the proxy materials, upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the Notice can request delivery of a single copy of the Notice by contacting their broker, bank or other intermediary or sending a written request to Histogen Inc., 10655 Sorrento Valley Road, Suite 200, San Diego, CA 92121, Attention: Corporate Secretary or by calling (858) 526-3100

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. It is important that your shares be represented at the 2020 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

By Order of the Board of Directors

Richard W. Pascoe
President, Chief Executive Officer and Director

San Diego, California

April 15, 2021

  YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:   INTERNET   Go To: www.proxypush.com/HSTO   •  Cast your vote online   •  Have your Proxy Card ready P.O. BOX 8016, CARY, NC 27512-9903  •  Follow the simple instructions to record your vote   PHONE   Call 1-866-490-6855  • Use any touch-tone telephone  • Have your Proxy Card ready  • Follow the simple recorded instructions   MAIL   • Mark, sign and date your Proxy Card  • Fold and return your Proxy Card in the postage-paid envelope provided   Histogen Inc. Annual Meeting of Stockholders  For Stockholders as of record on March 29, 2021   TIME:   Wednesday, May 26, 2021 08:00 AM, Pacific Time PLACE:  Annual Meeting to be held via the Internet         Please visit www.proxydocs.com/HSTO for more details  This proxy is being solicited on behalf of the Board of Directors  The undersigned hereby appoints Richard W. Pascoe and Susan A. Knudson, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Histogen Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.  You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.  PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Proposal_Page - VIFL Histogen Inc. Annual Meeting of Stockholders Please make your marks like this: X  Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 BOARD OF DIRECTORS  PROPOSAL  YOUR VOTE  RECOMMENDS 1. Election of Class II Directors  FOR WITHHOLD    1.01 Rochelle Fuhrmann    FOR   #P2# #Pa2#    1.02 Jonathan Jackson    FOR 1.03 Susan R. Windham-Bannister, Ph.D.    FOR FOR AGAINST ABSTAIN  2. Ratification of the selection of Mayer Hoffman McCann P.C. ("MHM) as our independent    FOR  registered public accounting firm for the fiscal year ending December 31, 2021 #P5# #P5# #P5#  3. On an advisory basis, the compensation of our named executive officers as disclosed in our    FOR  proxy statement for our 2021 annual meeting of stockholders pursuant to the compensation #P6# #P6# #P6#   disclosure rules of the Securities and Exchange Commission Transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof  You must register to attend the meeting online and/or participate at www.proxydocs.com/HSTO Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date